 Exhibit 10.7

 EXECUTION VERSION

SPONSOR SERVICES AGREEMENT

between

PATTERN ENERGY GROUP INC.

and

PUBLIC SERVICE PENSION INVESTMENT BOARD

Dated as of June 16, 2017

 EXECUTION VERSION

TABLE OF CONTENTS

i

ii

Section 15.04. Headings.	19
Section 15.05. Assignment.	19
Section 15.06. Successors and Assigns.	20
Section 15.07. Waiver.	20
Section 15.08. Severability.	20
Section 15.09. Construction.	20
Section 15.10. Entire Agreement.	20
Section 15.11. No Third-Party Beneficiaries.	20
Section 15.12. Currency.	20
Section 15.13. Survival.	20
Section 15.14. Change in Law or Agreement.	20

A	-	Schedule of Definitions
B	-	Services
C	-	Jointly Owned Companies
D	-	Form of Accession Agreement

iii

SPONSOR SERVICES AGREEMENT

This SPONSOR SERVICES AGREEMENT (this “Agreement”), dated as of June 16, 2017 is between PATTERN ENERGY GROUP INC., a Delaware corporation (“PEGI”), PUBLIC SERVICE PENSION INVESTMENT BOARD, an Entity having its registered office at 1250 Rene-Levesque Blvd. West, Suite 1400, Montreal, Quebec, H3B 5E9, Canada (“PSP”) and each PSP Project Entity that may become a party to this Agreement from time to time in accordance with the terms hereof. PSP, PEGI and each PSP Project Entity are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, Public Sector Pension Investment Board and PEGI have entered into that certain Joint Venture Agreement (the “Joint Venture Agreement”), dated as of the date hereof, pursuant to which, among other things, PSP and PEGI have agreed to a framework (the “Joint Acquisition Framework”) governing the acquisition and/or ownership of certain Subject Project Companies (as defined in the Joint Venture Agreement) that may from time to time be jointly owned by PEGI or its Affiliates, on the one hand, and a PSP Project Entity on the other (each, a “Jointly Owned Company”);

WHEREAS, PSP, for and on behalf of each PSP Project Entity, wishes to engage PEGI, and PEGI wishes to accept such engagement, to provide certain mutually agreed services to each PSP Project Entity with respect to the administration of the Joint Acquisition Framework and the Jointly Owned Companies, in each case in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01.      Definitions. As used in this Agreement, including the Recitals, all capitalized terms shall have the respective meanings given to them in this Agreement and in the Schedule of Definitions attached as Exhibit A.Section 1.02.      Construction. All references herein to any agreement shall be to such agreement as amended, supplemented or modified from time to time in accordance with its terms. All references to a particular Entity shall include a reference to such Entity’s successors and permitted assigns. The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa. The words “includes” or “including” shall be deemed to mean “including, without limitation” or the correlative meaning. All exhibits and schedules to this Agreement are hereby incorporated herein by reference and considered a part of this Agreement for all purposes.

Article 2
Engagement of PEGI

Section 2.01.      Engagement of PEGI. PSP, for and on behalf of each PSP Project Entity, hereby engages PEGI as an independent contractor to provide the Services as set forth in this Agreement with respect to each of the Jointly Owned Companies listed on Exhibit C. PEGI accepts such engagement and agrees to perform such duties in accordance with the terms and conditions hereof. The Parties agree that Exhibit C shall automatically be amended to include any newly acquired or Jointly Owned Companies or any additional Projects acquired by any Jointly Owned Company. If any Project is held by a PSP Project Entity indirectly through more than one intermediary entity, then the definition of “Jointly Owned Company” shall be deemed to include such intermediary entities and the definition of Services shall be deemed to include services to such intermediary entities, to the extent reasonably required.

Section 2.02.      Relationship. This Agreement is intended to create certain contractual rights and obligations between the Parties and is not intended, and the Parties agree that it does not, constitute any Party as the partner, agent or fiduciary of the other Party for any purpose or create any partnership, agency, fiduciary or other similar relationship or association of profit among the Parties or any of their respective Affiliates, employees, subcontractors, vendors or suppliers, or any of their respective employees, and neither Party shall have any partnership, agency, fiduciary or other similar duties, liabilities or obligations to the other Party or any of its Affiliates, employees, subcontractors, vendors or suppliers, or any of their respective employees, relating to or arising from this Agreement. Neither PEGI nor any of its Affiliates, employees, subcontractors, vendors or suppliers, or any of their respective employees shall be deemed to be employees or servants of PSP or any PSP Project Entity as a result of this Agreement or of performing any Services hereunder, and no such Person shall, as a result of entering into this Agreement or of performing any Services hereunder, have the right, authority, obligation or duty to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of PSP or any PSP Project Entity, except to the extent expressly contemplated by and in accordance with this Agreement. To the fullest extent permitted by applicable Law, except as contemplated by the Joint Venture Agreement and any ancillary agreements contemplated thereby, each Party, on behalf of itself and its Affiliates, waives and renounces any right, interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to it or its Affiliates or of which it or its Affiliates gains knowledge.

Section 2.03.      PSP Project Entities. The PSP Project Entity that holds a direct interest in a Jointly Owned Company shall execute and deliver to PEGI an accession agreement, in the form attached to this Agreement as Exhibit D, pursuant to which such PSP Project Entity agrees to be bound as a PSP Project Entity pursuant to this Agreement (an “Accession Agreement”). If a PSP Project Entity executes an Accession Agreement, then PSP shall have no obligations or liabilities relating to such Jointly Owned Company, whether such obligations and liabilities arose prior to or after the date that the Accession Agreement was executed and delivered to PEGI.

Article 3
Term and Renewal

Section 3.01.      Term. The term of this Agreement (the “Term”) shall commence on the date first set forth above (“Commencement Date”) and, subject to termination pursuant to Article 9, shall continue with respect to PSP and PEGI until the expiration of the last Jointly Owned Company Service Period and, with respect to a PSP Project Entity, shall continue until the expiration of the Jointly Owned Company Service Period for the Jointly Owned Company in which such PSP Project Entity holds an interest. PEGI shall provide the Services to each Jointly Owned Company for the period commencing on the closing of a transaction resulting in the acquisition or formation of a Jointly Owned Company or the closing of an acquisition of a Project by a Jointly Owned Company and ending on the latter of (x) the twenty-fifth anniversary of such date and (y) the twenty-fifth anniversary of the commercial operation date of the Project held by such Jointly Owned Company (an “Initial Jointly Owned Company Service Period”); provided that in no case shall an Initial Jointly Owned Company Service Period extend beyond the estimated useful life of the relevant Project as set forth in the applicable Financial Model.

Section 3.02.      Renewal. Upon a written notice of renewal delivered by PSP or the relevant PSP Project Entity to PEGI at least twelve (12) months prior to the scheduled expiration of any Initial Jointly Owned Company Service Period, such period shall be extended on the same terms and conditions for a five (5) year period or such shorter period as may determined by PSP or the relevant PSP Project Entity, subject to termination pursuant to Article 9 (the Initial Jointly Owned Company Service Period plus any such extension being the “Jointly Owned Company Service Period”). For the avoidance of doubt, if multiple Projects are held by a Jointly Owned Company, a separate Jointly Owned Company Service Period shall apply to each such Project.

Article 4
Scope of Services

Section 4.01.      Services. PEGI agrees to provide the services described in Exhibit B to each PSP Project Entity with respect to each Jointly Owned Company and, subject to Section 4.03, such other services as mutually agreed by the Parties (collectively the “Services”), during each applicable Jointly Owned Company Service Period or for such lesser period of time during the Term as specified in Exhibit B.

Section 4.02.      Third Party Service Providers. The Parties acknowledge that, in connection with the Services, PEGI may engage certain third party service or other providers that any Jointly Owned Company would otherwise directly engage (i) if less than $25,000 (or the equivalent thereof if such amount is not expressed in U.S. dollars) in value (and, in case of agreements to be made on a regular and periodic basis with the same Person, $25,000 (or the equivalent thereof if such amount is not expressed in U.S. dollars) in accumulative value of such agreements covering any 12-month period), subject to an aggregate cap of $100,000 (or the equivalent thereof if any such amounts are not expressed in U.S. dollars) in any 12-month period for services provided to any individual Jointly Owned Company or (ii) upon receipt of written approval from PSP or a PSP Project Entity (which approval shall be at PSP’s or such PSP Project Entity’s sole and absolute discretion); provided that in each of cases (i) and (ii), PEGI will enter into such agreements (collectively under this Section 4.02, the “JV Contractor Agreements”) only as agent for and on behalf of the Jointly Owned Company, and not in PEGI’s own capacity and without any liability on the part of PEGI, provided, that PEGI shall select such third party service or other provider with reasonable care, and provided, further, that nothing in this Section 4.02 shall derogate from PEGI’s liabilities and obligations pursuant to Article 8.

Section 4.03.      Service Changes. Any change to the Services must be specified in a written statement of work (a “Statement of Work”) to be mutually agreed and executed by PEGI, on the one hand, and PSP or the relevant PSP Project Entity, on the other hand. Each Statement of Work shall reference this Agreement and shall specify (i) the change to the Services to be performed by PEGI, and an amended Exhibit B to incorporate such change to the Services and to specify the term in which such services are to be provided, (ii) any change in the compensation payable to PEGI and (iii) other mutually agreed upon terms.

Article 5
Representation and Warranties

Section 5.01.      General. Each Party that is a party to this Agreement on the date hereof represents and warrants to the other Party on the date hereof that:(a)             it is duly formed and existing under the Laws of the jurisdiction of its formation and is duly qualified to do business in each jurisdiction where the nature of its business or its operations requires such qualification;

(b)             the execution, delivery and performance of this Agreement is within its company, corporate or partnership, as the case may be, powers, have been duly authorized by all necessary company, corporate or partnership, as the case may be, action and does not require any approval or consent of any Person that has not been obtained and does not contravene, conflict with or constitute a default under any of the terms or conditions in its governing documents, any contracts to which it is a party or any Law, judgment, injunction, decree, rule, regulation, order or the like binding upon such Party or its property;

(c)             this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms; subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws effecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

(d)             it is not bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt; and

(e)             no legal proceeding is pending or threatened against it or, to its knowledge, any of its Affiliates that could materially adversely affect its ability to perform its obligations under this Agreement.

Section 5.02.      PEGI Representations. In addition to the representations and warranties in Section 5.01, PEGI represents and warrants to PSP on the date hereof that PEGI:

(a)             to the best of its knowledge is in compliance in all material respects with all Laws as required for its performance of the Services under this Agreement;

(b)             has adequate resources for the performance of the Services; and

(c)             has experience in performing services such as the Services, is fully qualified to and holds all material licenses, permits, registrations and authorizations required to perform the Services hereunder.

Article 6
Fees and Cost Reimbursement

Section 6.01.      Remuneration.

(a)             Fees. For each Project that is held by each Jointly Owned Company, the relevant PSP Project Entity shall pay PEGI or its designee an annual fee (invoiced on a quarterly basis) as shown in Exhibit C (each, a “Fixed Fee”) and escalating pursuant to the CPI Adjustment. The Fixed Fee for each Project that is held by each Jointly Owned Company will be established at the commencement of the applicable Jointly Owned Company Service Period and shall initially equal (x) an amount that corresponds to a 40 basis points reduction to the Project Rate of Return, multiplied by (y) the applicable PSP Project Entity’s ownership percentage in the applicable Project, expressed in the functional currency of the applicable Project that is owned by the applicable Jointly Owned Company. In addition to the Fixed Fee, each PSP Project Entity shall pay PEGI or its designee an amount equal to all Reimbursable Expenses in respect of the relevant Jointly Owned Company. The Fixed Fees shall be payable quarterly in arrears in accordance with Section 6.03 at the rate of one fourth (1/4th) of the annual amount, as applicable. The Reimbursable Expenses shall be payable quarterly in arrears in accordance with Section 6.03.

(b)             Sales Taxes. All fees paid by a PSP Project Entity to PEGI or its designee as consideration for the Services shall be exclusive of all sales and transfer taxes, registration charges and transfer fees, and any other applicable local taxes (collectively “Sales Taxes”). Each PSP Project Entity shall be liable for and shall direct, pursuant to a Project Distribution Payment Direction, the relevant Jointly Owned Company to pay to

PEGI or its designee an amount equal to the Sales Taxes required to be collected by PEGI or its designee from such PSP Project Entity in respect of the provision of the Services that are reflected in any Invoice. Any such payment made by a Jointly Owned Company in accordance with this Section 6.01(b) shall constitute a payment by such PSP Project Entity to PEGI or its designee of the amount of such Sales Taxes.

(c)             Withholding Taxes. Any and all payments made by a PSP Project Entity to PEGI or its designee shall be made without deduction or withholding for any taxes, except as required by applicable Law. If a PSP Project Entity is required under Law (as determined in its good faith discretion) to withhold taxes in respect of payments made to PEGI or its designee, such PSP Project Entity shall direct, pursuant to a Project Distribution Payment Direction, the relevant Jointly Owned Company to withhold such taxes from any amount payable to PEGI or its designee unless an exemption from (or a reduction of) withholding tax applies under applicable Law or any applicable tax convention, whichever is more advantageous to PEGI or its designee, and to pay such amount to such PSP Project Entity. Any amount withheld pursuant to this Section 6.01(c) shall be remitted by such PSP Project Entity to the relevant Governmental Authority within prescribed delays and any amount so remitted shall be deemed to have been paid to PEGI or its designee, as the case may be. A PSP Project Entity will promptly notify PEGI of such withholding and provide any official documentation evidencing payment of such withholding.

(d)             Fixed Fee Adjustment. Each Fixed Fee shall be adjusted annually (such adjustment being the “CPI Adjustment”) as of January 1 in each year during the applicable Jointly Owned Company Service Period, commencing on January 1 of the year following the year in which the applicable Jointly Owned Company Service Period commences, to reflect the percentage increase or decrease in the CPI effective as of December 31 of the immediately preceding year over the CPI effective as of December 31 of the second immediately preceding year (the “CPI Percentage”). The CPI Adjustment will be made as soon as practicable after January 1 in each year as the CPI effective as of December 31 of the immediately preceding year is published and the CPI Adjustment shall be made effective retroactively to January 1 of that year. The CPI Adjustment shall be made by adding to the Fixed Fee for the current year an amount equal to the result obtained when the CPI Percentage as of December 31 in the immediately preceding year is multiplied by the amount of the Fixed Fee with respect to the immediately preceding year (the amount of such Fixed Fee for the immediately preceding year to be annualized if such immediately preceding year consists of fewer than twelve (12) full months).

Section 6.02.      Reimbursable Expenses. “Reimbursable Expenses” are (i) any and all reasonable out of pocket costs and expenses that are paid by PEGI to third parties in performing the Services and (ii) any and all costs and expenses paid by PEGI under any JV Contractor Agreements; provided that, in each of (i) and (ii), with respect to any such costs and expenses relating to a Jointly-Owned Company, Reimbursable Expenses shall be limited to the amount of such Reimbursable Expenses multiplied by a fraction, the numerator of which is equal to such PSP Project Entity’s ownership interest in the relevant Project and the denominator of which is the sum of such PSP Project Entity’s ownership interest, PEGI’s ownership interest and the ownership interest of any third party in such Project. For the avoidance of doubt Reimbursable Expenses shall not include any fees, costs and expenses that are incurred by a Jointly Owned Company directly, including pursuant to any JV Contractor Agreement, any allocations of general and administrative costs, including employee compensation, any other overhead costs and expenses or any fees, charges, costs or expenses charged to PEGI by an Affiliate of PEGI or any amounts paid pursuant to the relevant MOMA or PAA.

Section 6.03.      Payment Procedure.

(a)             PEGI or its designee shall submit to the relevant PSP Project Entity (with a copy to PSP), on a quarterly basis, (i) a detailed invoice (“Invoice”) showing the Fixed Fee and any Reimbursable Expenses, in each case earned or incurred, as the case may be, in the just-ended quarter, in accordance with the terms hereof and (ii) in respect of each item of Reimbursable Expenses in respect of the Jointly Owned Company in which such PSP Project Entity holds an interest, supporting documents including a reasonably detailed summary of the service performed and evidence of payment, including copies of any underlying invoices therefor.

(b)             Subject to Section 6.03(d) and Section 6.03(e), the relevant PSP Project Entity shall pay the amounts set out in each Invoice concurrently with the making of the next following Project Distribution by the Jointly Owned Company to which the Invoice pertains. Such payment shall be made by such PSP Project Entity delivering a payment direction (a “Project Distribution Payment Direction”) to such Jointly Owned Company pursuant to which such PSP Project Entity directs such Jointly Owned Company to pay a portion of such Project Distribution to PEGI in full satisfaction of the corresponding amount of such Invoice. Any payment by a PSP Project Entity to PEGI or its designee in accordance with such payment direction shall constitute a payment by such PSP Project Entity to PEGI or its designee.

(c)             Within sixty (60) days after the receipt of an Invoice, the relevant PSP Project Entity shall notify PEGI or its designee of any disputed amount in such Invoice that it asserts is not in compliance with the requirements of this Agreement.

(d)             In the event of any dispute by a PSP Project Entity about any amount invoiced by PEGI or its designee under Section 6.03(a), and any amount so disputed which has been paid but is ultimately determined to have been not payable shall be credited against future amounts owing to PEGI or its designee by such PSP Project Entity under this Agreement, when so determined to have not been payable and any disputed amount which has not been paid but is ultimately determined to have been payable shall be paid to PEGI or its designee by the relevant PSP Project Entity, when so determined to have been payable.

(e)             In no event shall a PSP Project Entity be required to make a payment to PEGI or its designee pursuant to this Section 6.03 in excess of the Project Distribution triggering the applicable payment; provided that any amount payable in excess of the applicable Project Distribution shall accrue and be payable promptly following the next

Project Distribution to such PSP Project Entity. For the avoidance of doubt, any payment by or on behalf of a PSP Project Entity shall be applied to the oldest amount so accrued at such time.

Section 6.04.      PSP Access and Audit Rights.

(a)             Upon not less than three (3) Business Days’ written notice to PEGI, PEGI shall allow PSP and a PSP Project Entity and their respective authorized representatives access (solely to the extent relevant to the terms of this Agreement) to inspect the books and records, and, with respect to Reimbursable Expenses, Invoices, supporting documents, invoices received by PEGI from third party service providers, proof of payment and other materials as PSP or such PSP Project Entity may require as support thereof, maintained by PEGI in each case solely with respect to Fixed Fees and Reimbursable Expenses under this Agreement, and to allow PSP or such PSP Project Entity to cause an audit thereof to be conducted for any period that is within the last eighteen (18) months (at PSP’s or such PSP Project Entity’s own cost and expense unless the audit discloses material errors or omissions in which case PEGI shall bear the cost of the audit); provided, that such books and records may only be audited a maximum of once per calendar quarter and provided, further, that PEGI’s personnel files shall not be subject to inspection. All access pursuant to this Section 6.04 shall be during normal business hours and shall not unreasonably interfere with the business and affairs of the Jointly Owned Company or PEGI.

(b)             If any inspection or audit referred to in Section 6.04(a) or any report delivered to PSP or a PSP Project Entity in accordance with this Agreement discloses that any error has occurred and that, as a result thereof, any overpayment or any underpayment of any Fixed Fees or Reimbursable Expenses has occurred, the amount thereof shall promptly be paid to the Party to whom it is owed by the other Party; provided, that a Party shall only be liable for any amounts hereunder that relate to errors discovered and disclosed within the authorized inspection and audit period.

(c)             Notwithstanding Section 6.04(a), each of PSP and any PSP Project Entity shall be entitled to conduct an audit with respect to any period (and not, for the avoidance of doubt, only a period that is within the last eighteen (18) months) upon the final, non-appealable determination that PEGI or any of its Affiliates have committed actual fraud in connection with the performance of the Services or PEGI’s obligations pursuant to this Agreement. The provisions of Section 6.04(a) and Section 6.04(b) shall apply to any such audit that is conducted by PSP or any PSP Project Entity pursuant to this Section 6.04(c), mutatis mutandis, without limitation to any other rights that PSP or such PSP Project Entity may have under applicable Laws.

Section 6.05.      Set-Off. The PSP Project Entity to whom an amount is owed pursuant to this Agreement may exercise a right of set-off in respect of such amount so that any amounts payable by the PSP Project Entity to PEGI shall be reduced to the extent of amounts outstanding to the PSP Project Entity and payable by PEGI.

Article 7
PEGI Property

Section 7.01.      PEGI Property. As between the Parties, PEGI shall own all right, title and interest in and to any and all Intellectual Property developed by or on behalf of PEGI or any of its Affiliates, employees, contractors, consultants or other agents in connection with its performance of the Services (“PEGI IP”). Subject to the terms and conditions of this Agreement, PEGI hereby grants to PSP and the PSP Project Entities, a non-exclusive, non-transferable, non-sublicensable, royalty-free license on an “as is” warranty-free basis, in, to and under the PEGI IP, but solely to the extent necessary for the administration of each applicable Jointly Owned Company during the applicable Jointly Owned Company Service Period; provided that following the termination or expiration of the applicable Jointly Owned Company Service Period, PSP and the PSP Project Entities may continue to use such PEGI IP but solely to the extent required by PSP or the PSP Project Entities for routine internal compliance, audit or record keeping purposes, in each case related to the Services performed under this Agreement prior to the termination or expiration of the applicable Jointly Owned Company Service Period. The PEGI IP shall be deemed to be Confidential Information of PEGI and subject to the terms and conditions of Article 13.

Section 7.02.      Further Assurances. Upon the request of PEGI, during and after the Term, PSP and the PSP Project Entities shall take any and all actions and execute any and all documents reasonably necessary to perfect, confirm and record PEGI’s ownership of the PEGI IP, provided that PEGI shall be solely responsible for any and all out of pocket costs and expenses of PSP and the PSP Project Entities in connection therewith.

Article 8
Indemnification

Section 8.01.      Indemnification by PEGI. PEGI shall defend, indemnify and hold harmless each PSP Indemnified Party from and against any and all Claims incurred by or asserted against any PSP Indemnified Party in connection with this Agreement arising out of or relating to (i) any violation of Law by PEGI or its Affiliates in connection with the Services or the performance of its duties hereunder, (ii) any taxes imposed on or attributable to the income or property of PEGI; (iii) demands or liens by subcontractors for nonpayment of amounts due as a result of furnishing work or materials to PEGI for the Services (unless such nonpayment is due to a PSP Project Entity’s failure to make payments to PEGI as specified in this Agreement), (iv) injury to or death of any Person, including employees of PEGI, (v) loss of or damage to property, (vi) the failure of PEGI to comply with the terms of this Agreement, including a breach of the standard of performance set forth in Section 10.01 or (vii) actual or alleged infringement or misappropriation by PEGI of any intellectual property of a third party in connection with PEGI’s performance of the Services; provided, however, in each of cases (iv), (v) and (vii) only to the extent that the Claim results from the negligent actions or negligent inactions of or breach of the terms of this Agreement by, or the actual fraud, willful misconduct, recklessness or bad faith of, any PEGI Indemnified Party; provided, further, that PEGI shall not be required to defend, indemnify or hold harmless any PSP Indemnified Party from and against, and no PSP Indemnified Party shall be exculpated from, any Claims to the extent caused by any PSP Indemnified Party or arising from a breach of this Agreement by a PSP Indemnified Party or the negligent actions or inactions by, or the actual fraud, willful misconduct, recklessness or bad faith of, any PSP Indemnified Party or otherwise not attributable to any PEGI Indemnified Party.

Section 8.02.      Indemnification by PSP. The PSP Project Entities (and, solely to the extent that a PSP Project Entity has not executed an Accession Agreement in respect of a Jointly Owned Company in accordance with Section 2.03, PSP) shall severally, and not jointly or jointly and severally, indemnify, defend and hold harmless each PEGI Indemnified Party from and against any and all Claims incurred by or asserted against such PEGI Indemnified Party in connection with this Agreement arising out of or relating to (i) any a violation of Law to be complied with by such PSP Project Entity hereunder, (ii) any taxes imposed on or attributable to the income or property of such PSP Project Entity or of PSP, (iii) injury to or death of any Person, including employees of such PSP Project Entity, (iv) loss of or damage to property or (v) the failure of such PSP Project Entity to comply with the terms of this Agreement; provided, however, in each of cases (iii) and (iv) only to the extent that the Claim results from the negligent actions or negligent inactions of or breach of the terms of this Agreement by, or actual fraud, willful misconduct, recklessness or bad faith of, any PSP Indemnified Party; provided, further, however, that a PSP Project Entity shall not be required to defend, indemnify or hold harmless any PEGI Indemnified Party from and against, and no PEGI Indemnified Party shall be exculpated from, any Claims to the extent caused by any PEGI Indemnified Party or arising from a breach of this Agreement by PEGI or any PEGI Indemnified Party or the negligent actions or inactions by, or the actual fraud, willful misconduct, recklessness or bad faith of, any PEGI Indemnified Party, and provided, further, that no PSP Project Entity shall be liable for any Claim relating to a Jointly Owned Company in which such PSP Project Entity does not hold an interest.

Section 8.03.      Indemnification Procedure. When required to indemnify an Indemnified Party in accordance with this Article 8, PEGI or the relevant PSP Project Entity, as applicable (in such capacity, the “Indemnifying Party”) shall assume on behalf of such Indemnified Party and conduct with due diligence and in good faith the defense of any Claim against such Indemnified Party and shall bear the expense thereof, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall have charge and direction of the defense and settlement of such Claim, provided, however, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party shall be consulted on the defense and settlement of such Claim and may elect to participate through separate counsel in the defense of any such Claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, (b) the Indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such Claim (in which case the Indemnifying Party shall not have the right to control the defense or settlement of such Claim on behalf of such Indemnified Party) or (c) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to assume the defense of such Claim within a reasonable time after notice of the commencement thereof. In each of such cases set forth in the second sentence of this paragraph, the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party except where the Indemnifying Party is ultimately deemed not to have been required to provide the indemnity sought by the Indemnified Party. The Indemnifying Party shall not settle any Claim if the terms of such settlement (x) require the payment of any amount by the Indemnified Party for which the Indemnified Party is not indemnified hereunder or (y) provide for non-monetary damages, in each case without the written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 8.04.      Trustee and Agent. Each Party acknowledges that the other Party is acting as trustee and agent for the remaining PSP Indemnified Parties or PEGI Indemnified Parties, as the case may be, on whose behalf and for whose benefit the indemnity in Section 8.01 or Section 8.02, as the case may be, is provided and that such remaining Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be Parties to this Agreement. Each Party agrees that the other Party may enforce the indemnity for and on behalf of such remaining PSP Indemnified Parties or PEGI Indemnified Parties, as the case may be, and, in such event, the Party from whom indemnification is sought will not in any proceeding to enforce the indemnity by or on behalf of such remaining PSP Indemnified Parties or PEGI Indemnified Parties, as the case may be, assert any defense thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defense.

Section 8.05.      Survival.

(a)             Notwithstanding any other provision of this Agreement, the provisions of this Article 8 are intended to and shall survive termination of this Agreement for a period of eighteen (18) months after its expiration or termination.

(b)             Any rights or obligations that have accrued prior to the termination shall survive notwithstanding the termination of this Agreement.

Article 9
Termination

Section 9.01.      Termination by Either Party. Either PEGI or PSP (“Terminating Party”) may terminate this Agreement without limiting any other rights or remedies it may have):

(a)             in the case of a termination by PSP, if PEGI fails to make any payment required to be made hereunder when such payment is due and owing under this Agreement and in the case of a termination by PEGI, if a PSP Project Entity fails to make any payment requirement hereunder when such payment is due and owing under this Agreement (in each case, other than, for certainty, payments in respect of which a dispute notice has been delivered pursuant to Section 6.03(c)), and such failure shall continue for fifteen (15) days after written notice thereof has been given to the non-paying Party; provided, however, that such right of termination under Section 9.01(a) may not be exercised if PEGI’s or a PSP Project Entity’s failure to make a payment required to be made hereunder arises out of or relates to the Terminating Party’s (or, in the case of a termination by PSP, a PSP Project Entity’s) actual fraud, willful misconduct, recklessness or bad faith; or

(b)             (i) in the case of a termination by PSP, if PEGI under applicable debtor relief Laws, (A) has filed against it a petition under any bankruptcy, insolvency or similar Law of any jurisdiction which are not dismissed within sixty (60) Business Days of the date filed, (B) proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, (C) makes an assignment for the benefit of creditors, or (D) files a voluntary petition in bankruptcy or under any insolvency or similar Law or consents to the filing of any bankruptcy or reorganization petition against it under any similar Law, or if receivers, trustees, custodians or similar agents are appointed or take possession with respect to any property or business of PEGI, and (ii) in the case of a termination by PEGI, if PSP or a PSP Project Entity under applicable debtor relief Laws, (w) has filed against it a petition under any bankruptcy, insolvency or similar Law of any jurisdiction which are not dismissed within sixty (60) Business Days of the date filed, (x) proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, (y) makes an assignment for the benefit of creditors, or (z) files a voluntary petition in bankruptcy or under any insolvency or similar Law or consents to the filing of any bankruptcy or reorganization petition against it under any similar Law, or if receivers, trustees, custodians or similar agents are appointed or take possession with respect to any property or business of PSP or such PSP Project Entity.

Section 9.02.      Termination by PSP.

(a)             PSP shall be entitled to terminate this Agreement by delivery of written notice of termination to PEGI (i) if PEGI fails to comply in any material respect with any term, provision or covenant of this Agreement, other than the payment of sums to be paid hereunder but including a breach of the standard of performance set forth in Article 10, and such failure shall continue for thirty (30) days after written notice thereof has been given to PEGI, unless such failure cannot reasonably be cured within said thirty (30) days and PEGI shall have commenced to cure such failure within said period and shall thereafter proceed with reasonable diligence and good faith to cure such failure, in accordance with a schedule reasonably acceptable to PSP, (ii) in the event of actual fraud, willful misconduct, recklessness or bad faith of PEGI or its Affiliates, in each case in connection with this Agreement or (iii) in the event of the termination or resignation of a majority of the individuals that comprise PEGI’s management team as of immediately prior to a Change of Control that occurs in connection with and substantially concurrently with such Change of Control. For the purpose of this Section 9.02(a), “Change of Control” means that any person or group of persons acting jointly or in concert acquires Control of PEGI, where “Control” means (i) holding, whether directly or indirectly, as owner or other beneficiary (other than solely as the beneficiary of an unrealized security interest) securities or ownership interests of PEGI carrying votes or ownership interests sufficient to elect or appoint more than 50% of the individuals who are responsible for the supervision or management of PEGI, or (ii) the exercise of de facto control of PEGI, whether direct or indirect and whether through the ownership of securities or ownership interests or by contract, trust or otherwise. Any amounts payable by a PSP Project Entity hereunder through the effective date of termination shall be payable pursuant to a final Invoice to be paid in accordance with Section 6.03.

(b)             Each Jointly Owned Company Service Period for a Jointly Owned Company shall terminate automatically, as of the date that such Jointly Owned Company permanently ceases operations (including, for the avoidance of doubt, any wind-up operations).

Section 9.03.      Termination by PEGI. PEGI shall be entitled to terminate this Agreement by delivery of written notice of termination to PSP if PSP or any PSP Project Entity fails to comply in any material respect with any term, provision or covenant of this Agreement, other than the payment of sums to be paid hereunder, and such failure shall continue for thirty (30) days after written notice thereof has been given to PSP and such PSP Project Entity, unless such failure cannot reasonably be cured within said thirty (30) days and PSP or the relevant PSP Project Entity, as the case may be, shall have commenced to cure such failure within said period and shall thereafter proceed with reasonable diligence and good faith to cure such failure in accordance with a schedule reasonably acceptable to PEGI. In connection with a termination pursuant to this Section 9.03, any amounts payable by a PSP Project Entity hereunder through the effective date of termination shall be payable pursuant to a final Invoice to be paid in accordance with Section 6.03.

Section 9.04.      Termination for Convenience. PEGI may terminate a Jointly Owned Company Service Period for a Jointly Owned Company for convenience at any time upon twelve (12) months’ prior written notice to PSP. In the event of such termination, all amounts payable hereunder by the relevant PSP Project Entity will continue to be payable pursuant to a final Invoice to be paid in accordance with Section 6.03. Following delivery of the twelve (12) months’ written notice to PSP:

(i)            PEGI shall use commercially reasonable efforts to assist PSP and the relevant PSP Project Entity in the appointment and commencement of duties of any Person to be appointed by PSP or the relevant PSP Project Entity to provide the services (substantially similar to Services) to PSP or the relevant PSP Project Entity with respect to the applicable Jointly Owned Company (with respect to such Jointly Owned Company, the “Successor Service Provider”) so as not to disrupt the normal provision of the Services to the relevant PSP Project Entity with respect to such Jointly Owned Company and shall provide the Successor Service Provider with full access to all relevant information, data and records in PEGI’s possession relating thereto and comply with all reasonable requests made by the Successor Service Provider in connection with preparing for taking over the provision of such services to the relevant PSP Project Entity.

(ii)            PEGI, to the extent allowed by such agreements and as may be required by PSP, shall transfer to the Successor Service Provider, as from the date of termination, its rights as PEGI under all agreements entered into by it in the performance of its obligations under this Agreement that are specific to the provision of the Services to the relevant PSP Project Entity with respect to the applicable Jointly Owned Company. Pending such transfer, PEGI shall hold its rights and interests thereunder for the account and to the order of the relevant PSP Project Entity or (if so required by PSP by written notice) the Successor Service Provider, provided that the relevant PSP Project Entity shall indemnify PEGI for all liabilities incurred by PEGI under these agreements as a result of their continuation and performance by such PSP Project Entity or, as the case may be, the Successor Service Provider.

(iii)            For a period of up to ninety (90) days following termination, but prior to the appointment of a Successor Service Provider, PEGI shall cooperate with PSP and the relevant PSP Project Entity to arrange for its personnel, to the extent available, to continue to provide support to the relevant PSP Project Entity in connection with the provision of the Services with respect to the applicable Jointly Owned Company for a mutually agreed fee.

Section 9.05.      Completion of Services at End of Term. Upon termination or expiration of a Jointly Owned Company Service Period, all Services with respect to applicable Jointly Owned Company as required under this Agreement shall have been performed through the date of termination.

Article 10
Standard of Performance

Section 10.01.  Prudent Service Provider Standard. PEGI shall perform its duties hereunder in accordance with the Prudent Service Provider Standard. From time to time, to the extent PEGI believes that a modification of the Services is necessary or desirable to comply with the Prudent Service Provider Standard, PEGI shall have the right to develop and propose such modifications, which shall be subject to the approval by PSP, in its sole and absolute discretion.

Article 11
Limitations of Liability

Section 11.01.  Total Limitation of Liability. Each Party’s total liability under this Agreement to the PSP Indemnified Parties or PEGI Indemnified Parties, as applicable, with respect to each Jointly Owned Company for all Claims or series of related Claims of any kind, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, for all losses or damages arising out of, connected with, or resulting from this Agreement or from the performance or breach thereof, or from any Services relating to such Jointly Owned Company covered by or furnished, in each case, during the eighteen (18) month period after the date hereof or any sequential (without overlap) eighteen month period thereafter, shall in no case exceed the aggregate Fixed

Fees actually payable in the applicable eighteen (18) month period in respect of such Jointly Owned Company (a “Cap”); provided that in no event shall PEGI be required to make any payment with respect to a Jointly Owned Company in excess of the Fixed Fees actually paid to PEGI or its designee in the applicable eighteen (18) month period in respect of such Jointly Owned Company (a “Actual Paid Amount”); provided further that any amount in excess of the applicable Actual Paid Amount but less than the applicable Cap that is not paid as a result of the foregoing proviso (an “Accrued Indemnity Amount”) shall accrue and be payable at such time as an amount equal to the applicable Accrued Indemnity Amount is paid to PEGI or its designee pursuant to Section 6.03 in respect of the applicable eighteen (18) month period. The foregoing limitation on liability shall not apply to (a) damage to a Party arising out of the actual fraud, gross negligence, willful misconduct, recklessness or bad faith of the other Party with respect to the subject matter of this Agreement, (b) any amounts recoverable by a Party as an insurance payment; or (c) amounts owed by a PSP Project Entity to PEGI pursuant to Article 6 in respect of Services performed with respect to such Jointly Owned Company, Reimbursable Expenses, or other costs and expenses expressly owing to PEGI under this Agreement, as provided hereunder. Except as previously asserted by a Party and as provided in Section 9.04, all of the other Party’s liability under this Agreement shall cease eighteen (18) months after expiration, or earlier termination, of this Agreement.

Section 11.02.  Waiver of Consequential Damages. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall either Party be liable for special, incidental, exemplary, indirect or consequential damages including, but not limited to, loss of profits or revenue, loss of use of the equipment or any associated equipment, cost of capital, costs in excess of estimates, cost of purchased power, cost of substitute equipment, facilities or services, downtime costs or Claims of customers and/or lenders of PSP or any PSP Project Entity for such damages. In no event shall PEGI be liable under this Agreement for any loss or damage whatsoever arising from the failure to discover latent defects or defects inherent in the design of the operating assets of the Jointly Owned Company. If PEGI furnishes PSP or a PSP Project Entity with advice or assistance not required by this Agreement, without separate compensation therefor, PEGI shall not be subject to any liability whatsoever resulting from such advice or assistance.

Section 11.03.  General. The liability disclaimers and liability limits set forth in this Agreement shall not preclude or limit any Party in claiming under any available insurance coverage.

Article 12
Notices

All notices and other communications required or permitted by this Agreement or by Law to be served upon or given to a Party by any other Party shall be in writing and deemed duly served, given and received (i) on the date of service, if served personally or sent by facsimile transmission (with appropriate confirmation of receipt) to the Party to whom notice is to be given, or (ii) on the fourth day after mailing, if mailed by first class registered or certified mail, postage prepaid or (iii) on the next day if sent by a nationally recognized courier for next day service and so addressed and if there is evidence of acceptance by receipt addressed as follows:

To PEGI:

Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA, USA, 94111

Attention:       General Counsel
Facsimile:         415-362-7900

To PSP or a PSP Project Entity:

c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West
Suite 1400
Montreal, Québec H3B 5E9

Attention:     Managing Director, Infrastructure Investments
Email:             vertuousenergy@investpsp.ca and legalnotices@investpsp.ca

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

1501, avenue McGill College
26th Floor
Montréal, Québec H3A 3N9

Attention:         Franziska Ruf
Email:                 fruf@dwpv.com

The Parties, by like notice in writing, may designate, from time to time, another address or office to which notices shall be given pursuant to this Agreement.

Article 13
Confidentiality

Section 13.01.  General Confidential Information. Each Party hereby undertakes to keep confidential, except as may be explicitly approved in writing by the other Party, the other Party’s information including all documents and information concerning the other Party, or the information furnished to each Party in connection with the duties contemplated by this Agreement and not otherwise lawfully available to each receiving Party (“Confidential Information”); provided that, “Confidential Information” shall not include: (a) public information or information in the public domain at the time of its receipt by the other Party; (b) information which becomes public through no fault or act of the other Party or its representatives; or (c) information received by the other Party in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations. Each Party agrees to use the other Party’s Confidential Information only in connection with its respective duties and obligations hereunder except to the extent such information can be shown by the disclosing Party to have been previously known by it, in the public domain through no fault of the disclosing Party, or if such disclosure is required by Law.

Section 13.02.  Limited Disclosure of Confidential Information. Notwithstanding the provisions of Section 13.01, each Party shall be entitled to the extent necessary for the performance of its duties hereunder to allow access to the Confidential Information described in Section 13.01 exclusively to any third party as required for the performance of its duties hereunder, and to such of its employees, contractors, consultants, financing parties, and Affiliates who need to know such Confidential Information in order for PEGI, PSP or a PSP Project Entity, as the case may be, to carry out its duties under this Agreement, as well as each Party’s legal and accounting advisors, provided that the Party receiving Confidential Information from the other Party shall inform each of such Persons of the confidential nature of such information and of its obligation of confidentiality in respect of it, and provided that such employees, contractors, consultants, financing parties, and Affiliates are subject to similar confidentiality restrictions against disclosure and that any confidential material is returned to the disclosing party or destroyed, at the option of the receiving Party at the termination of this Agreement, provided that the receiving Party may nevertheless maintain a single confidential copy of the Confidential Information as a record of the material provided hereunder, and the receiving Party shall not be deemed to have retained or failed to destroy any Confidential Information which is in electronic form if such information is deleted from local hard drives so long as no attempt is made to recover such information from servers or back-up sources. Each of PEGI, PSP and each PSP Project Entity acknowledges that it is aware that (a) the Confidential Information being furnished to it may contain material, non-public information regarding PEGI and (b) the United States and Canadian securities Laws prohibit any Persons who have material, nonpublic information concerning a company from purchasing or selling securities of a company using such information or from communicating such information to any Person (including its Affiliates) under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. Each of PEGI, PSP and each PSP Project Entity further confirms that it has in place internal information protection mechanisms to prevent unauthorized use of the Confidential Information. This Article 13 shall survive the termination of this Agreement for a period of three (3) years.

Article 14
Dispute Resolution

Section 14.01.  Procedure.

(a)             The Parties shall attempt, in good faith, to resolve or cure all disputes (including disputes with respect to a claimed breach hereof) by mutual agreement in accordance with this Article 14 before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination, except for a termination pursuant to Section 9.04), at Law or in equity (regardless of whether this Article 14 is referenced in the provision of this Agreement which is the basis for any such dispute). If there is a dispute as to whether a breach has occurred or if any other dispute under this Agreement has arisen, any Party may give notice thereof to the other Parties which notice shall describe in reasonable detail the basis and specifics of the alleged breach or dispute. Within five (5) days after delivery of such notice, the designated representatives of all Parties shall meet to discuss and attempt to resolve or cure such dispute or claimed breach. If such representatives are unable to resolve the dispute or claimed breach within fifteen (15) days after delivery of such notice, the matter shall be referred to a “Senior Officer” of (i) PSP, on behalf of itself and each of the PSP Project Entities, which Senior Officer is unaffiliated with PEGI, and (ii) PEGI, which Senior Officer is unaffiliated with PSP, for resolution or cure. If such Senior Officers are unable to agree on an appropriate cure or resolution within ten (10) days after the matter has been referred to them, the Parties may have recourse to mediation, arbitration or other alternative dispute resolution device of their mutual selection. If the Parties cannot agree on an alternative dispute resolution device, each Party may pursue its legal remedies.

(b)             Pending final resolution of any dispute, the Parties shall continue to fulfill their respective obligations under this Agreement.

Article 15
Miscellaneous

Section 15.01.  Execution. This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 15.02.  Governing Law. This Agreement, the legal relations among the Parties hereunder and the adjudication and the enforcement thereof, shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of Laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

Each Party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for any proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by Law, each Party irrevocably consents to the service of process in any proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 15.03.  Amendments, Supplements, Etc. Neither this Agreement nor any of the terms hereof may be amended, supplemented, or modified orally, but only by an instrument in writing signed by PEGI and by PSP.

Section 15.04.  Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

Section 15.05.  Assignment. Except as set forth in this Section 15.05, no Party may assign this Agreement without the prior written consent of the other Parties, which may be withheld in the non-assigning Party’s sole and absolute discretion. PEGI may freely assign this Agreement to an Affiliate of PEGI, so long as such Affiliate of PEGI retains the institutional knowledge and personnel to perform this Agreement and PEGI will not be released from its obligations under this Agreement unless the assignee has a similar or better financial ability to perform the obligations of PEGI under this Agreement, as reasonably determined by PSP. PSP and each PSP Project Entity may, without the consent of PEGI, pledge, collaterally assign, or encumber its rights under this Agreement to any lender of PSP or such PSP Project Entity, as the case may be. In such event, PEGI agrees to execute a consent to such assignment in form and substance reasonably acceptable to PSP and consistent with then-current financing practices. PEGI also agrees that it shall, at any time and from time to time during the Term, after receipt of a written request by PSP or a PSP Project Entity, execute and deliver to PSP, a PSP Project Entity and/or their respective lenders, such estoppel statements as may reasonably be requested. PEGI may, without the consent of PSP or any PSP Project Entity, collaterally assign its rights to receive and collect payments due and payable under this Agreement (but no other rights or obligations hereunder) to any lender to PEGI or its Affiliates. If PSP or a PSP Project Entity sells, assigns, disposes of, exchanges, pledges, encumbers, hypothecates or otherwise transfers all or part of its ownership interest in a Jointly Owned Company or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agrees or commits to do any of the foregoing (a “Transfer”), it shall require, as a condition to such Transfer, that the transferee assume all of PSP’s or such PSP Project Entity’s, as the case may be, obligations hereunder with respect to the ownership interest to be so Transferred. Any assignment or Transfer in violation of this Section 15.05 shall be null and void.

Section 15.06.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns, to the extent that assignment is permitted hereunder.

Section 15.07.  Waiver. No provision of this Agreement may be waived except in writing by the waiving Party. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

Section 15.08.  Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be illegal, unenforceable or void, that provision shall be modified so as to be enforceable and as nearly as possible reflect the original intention of the Parties, it being agreed and understood by the Parties that (a) this Agreement and all the provisions hereof shall be enforceable in accordance with their respective terms to the fullest extent permitted by Law, and (b) the remainder of this Agreement shall remain in full force and effect.

Section 15.09.  Construction. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

Section 15.10.  Entire Agreement. This Agreement constitutes the entire contract between the Parties with respect to the subject matter hereof.

Section 15.11.  No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, the Parties do not intend to, and this Agreement shall not, confer any benefit hereunder on any Person other than the Parties hereto and their permitted assigns.

Section 15.12.  Currency. Except as otherwise expressly indicated, all dollar amounts in this Agreement are expressed in U.S. dollars.

Section 15.13.  Survival. The terms and conditions of this Agreement which expressly or implicitly by their nature are intended to survive the termination or expiration of this Agreement shall survive such termination or expiration.

Section 15.14.  Change in Law or Agreement. If, after the Commencement Date, there is a change in Laws, the terms of this Agreement or any delay caused by any Person other than PEGI, which requires or makes advisable any changes in the scope or magnitude, or increases the cost, of the Services or other responsibility of PEGI under this Agreement, then the Parties shall negotiate in good faith and enter into a Statement of Work in connection with such change. The Statement of Work, to the extent applicable and agreed by the Parties, may provide for an increase in the fees and expenses payable to PEGI under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement on behalf of the Parties, all as of the date first stated above.

Pattern Energy Group Inc.

By:	/s/ Esben Pedersen
Name: Esben Pedersen
Title: Chief Investment Officer

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:	/s/ Guthrie Stewart
Name: Guthrie Stewart
Title: Senior Vice President, Global Head of Private Investments

By:	/s/ Patrick Samson
Name: Patrick Samson
Title: Managing Director, Infrastructure Investments

Exhibit A
SCHEDULE OF DEFINITIONS

When used in the Agreement (as defined below), unless otherwise defined therein, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean shall mean with respect to a Person, any company or legal Entity that (a) controls, either directly or indirectly, such Person; or (b) is controlled, directly or indirectly by such Person; or (c) is directly or indirectly controlled by a company or Entity which directly or indirectly controls such Person; provided that (x) no Jointly Owned Company shall be deemed an Affiliate of either PEGI or PSP and (y) neither PEGI nor PSP shall be deemed an Affiliate of the other for any purpose hereunder. The phrases “control” or “controlled” means the power or authority through ownership of voting securities, by contract, or otherwise to exercise a controlling influence over the management of the Entity;

“Agreement” shall have the meaning given thereto in the introductory paragraph of this agreement and shall include all exhibits and schedules hereto and all amendments and supplements hereto made in accordance with this agreement;

“Business Day” shall mean any day other than Saturday, Sunday or other day on which banks are authorized or required by Law to remain closed in New York, NY or Montreal, Quebec and, if the relevant action is required to be taken in respect of a Jointly Owned Company, the jurisdiction in which the applicable Jointly Owned Company operates;

“Claims” shall mean claims, actions, damages, expenses (including, without limitation, legal fees and disbursements), fines, penalties, losses and liabilities;

“Commencement Date” shall have the meaning given thereto in Article 3;

“Confidential Information” shall have the meaning given thereto in Section 13.01;

“CPI” shall mean the Consumer Price Index, “All Urban Consumers; U.S. City Average,” as published by the Bureau of Labor Statistics, or if such index shall cease to be published, such other index as shall be reasonably selected by PEGI and PSP;

“CPI Adjustment” shall have the meaning given thereto in Section 6.01(d);

“CPI Percentage” shall have the meaning given thereto in Section 6.01(d);

“Entity” means any Person other than a natural Person;

“Financial Model” shall, with respect to any Project or Jointly Owned Company, have the meaning set forth in the purchase and sale agreement between, among others, the relevant PSP Project Entity, PEGI and Pattern Energy Group LP or Pattern Energy

Group 2 LP, as the case may be, for the direct or indirect acquisition of interests in such Jointly Owned Company or Project)

“Fixed Fee” shall have the meaning given thereto in Section 6.01(a);

“Governmental Authority” shall mean any federal, provincial, state or local government authority, agency, court or other body, officer or public Entity, including any zoning authority, building inspector, or health or safety inspector;

“Indemnified Party” shall mean a PEGI Indemnified Party or a PSP Indemnified Party;

“Indemnifying Party” shall have the meaning given thereto in Section 8.03;

“Initial Jointly Owned Company Service Period” shall have the meaning given thereto in Section 3.01;

“Invoice” shall have the meaning given thereto in Section 6.03(a);

“Joint Acquisition Framework” shall have the meaning given thereto in the recitals to this Agreement;

“Joint Venture Agreement” shall have the meaning given thereto in the recitals to this Agreement;

“Jointly Owned Company” shall have the meaning given thereto in the preamble to this Agreement;

“Jointly Owned Company Service Period” shall have the meaning given thereto in Section 3.02;

“JV Contractor Agreements” shall have the meaning given thereto in Section 4.02;

“Intellectual Property” shall mean any and all intellectual property or similar proprietary rights throughout the world, including any and all: (i) patents, patent applications, patent disclosures and all related provisionals, continuations, continuations-in-part, divisionals, reexaminations, renewals and extensions; (ii) trademarks, service marks, logos, trade dress, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works including all derivative works, moral rights, renewals, extensions, reversions and restorations associated therewith; (iv) rights in computer software, data and databases, and documentation relating to any of the foregoing; (v) trade secrets, know-how, inventions and invention disclosures (whether patentable or not) and proprietary or confidential information (including pricing and cost information, business and marketing plans and customer and supplier lists); (vi) drawings, schematics and other technical plans; (vii) registrations and applications for any of the foregoing; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation or other violation of any of the foregoing; and (ix) all other intellectual property rights.

“Laws” shall mean all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question;

“MOMA” means, with respect to a Jointly Owned Company, the management, operation and maintenance agreement entered into by such Jointly Owned Company with PEGI or its Affiliate;

“PAA” means, with respect to a Jointly Owned Company, the project administration agreement entered into by such Jointly Owned Company with PEGI or its Affiliate;

“Party” or “Parties” shall have the meaning given thereto in the introductory paragraph of this Agreement;

“PEGI” shall have the meaning given thereto in the introductory paragraph of the Agreement, and shall include its successors and permitted assigns, if any, under this Agreement;

“PEGI Indemnified Party” shall mean PEGI and its Affiliates, and all of their respective officers, directors, employees and representatives. In no case shall PSP or any of its Subsidiaries, including any PSP Project Entity, be a PEGI Indemnified Party;

“PEGI IP” shall have the meaning given to such term in Section 7.01.

“Person” shall mean any individual, partnership, joint stock company, corporation, trust, unincorporated association or joint venture, a government or any department or agency thereof, or any other Entity;

“Prime Rate” means the prime rate as published in the Wall Street Journal;

“Project” means any power generation, storage or transmission facility or project now or hereafter owned, directly or indirectly, in whole or in part by any Jointly Owned Company.

“Project Distribution” means any distribution made by a Jointly Owned Company to a PSP Project Entity other than a distribution made on account of the tax liability of such PSP Project Entity;

“Project Distribution Payment Direction” shall have the meaning given thereto in Section 6.03(b).

“Project Rate of Return” means, for any Jointly Owned Company or Project held by a Jointly Owned Company, the 25 year after tax (assuming internal use of any tax benefits and inclusion of the Fixed Fee in taxable income) rate of return of the Parties

(and not, for the avoidance of doubt, to any tax equity) that is reflected in the Financial Model for such Jointly Owned Company or Project.

“Prudent Service Provider Standard” shall mean, at a particular time, those practices, standards, methods, means, techniques, equipment and acts that would require a Person to: (a) perform its duties in good faith and as a reasonably prudent service provider would provide similar services, (b) exercise such care, skill, integrity and diligence as a reasonably prudent business company of established reputation engaged in similar services in the wind energy business would exercise in the conduct of its business and for the advancement or protection of its own interests and (c) use sufficient and properly trained and skilled personnel.

“PSP” shall have the meaning given thereto in the introductory paragraph of the Agreement, and shall include its successors and permitted assigns, if any, under this Agreement;

“PSP Indemnified Party” shall mean PSP and its Affiliates, including any PSP Project Entity, and all of their respective officers, directors, employees and representatives. In no case shall PEGI or any of its Subsidiaries be a PSP Indemnified Party;

“PSP Project Entity” means, with respect to a Jointly Owned Company, the Affiliate of PSP that holds an interest in such Jointly Owned Company, and shall include its successors and permitted assigns, if any, under this Agreement;

“Reimbursable Expenses” shall have the meaning given thereto in Section 6.02;

“Sales Taxes” shall have the meaning given thereto in Section 6.01(b);

“Schedule of Definitions” shall mean this Schedule of Definitions;

“Services” shall have the meaning given thereto in Section 4.01;

“Statement of Work” shall have the meaning given thereto in Section 4.03;

“Subsidiary” means, with respect to any Entity, any other Entity of which such Entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal Entity;

“Successor Service Provider” shall have the meaning given thereto in Section 9.04(i);

“Term” shall have the meaning given thereto in Article 3; and

“Terminating Party” shall have the meaning given thereto in Section 9.01.

Exhibit B
SERVICES

With respect to each Jointly Owned Company, PEGI shall provide expertise, coordination and/or assistance with the following:

•	Major Project operational and contracting direction including turbine O&M service, warranty enforcement, contract amendments, and general problem-solving.

•	Senior management oversight, direction, and ability to leverage relationships.

•	Project financing optimization including with respect to potential refinancings, plus commercial interfacing with financing parties regarding material amendments and consents.

•	Maintenance of long-term cash-flow projections and understanding of relevant capital markets, and strategic direction informed by such.

•	Construction team management for ongoing repair and capex activities.

•	Procurement team relationships with major equipment suppliers (e.g., turbine OEMs) and ability to leverage PEGI’s operational scale in managing spare parts and supply chains.

•	Legal support from in-house transaction counsel and specialists, plus dedicated real estate legal team.

•	Environmental and biologist specialists managing ongoing permit compliance and active involvement in industry-wide regulatory efforts.

•	Power markets and transmission system specialists managing ongoing market participation and interconnection activities and involvement in lobbying regulators with respect to market function.

•	Meteorological team of in-house scientists providing ongoing forecasting and analysis of weather patterns on both a near-term and long-term basis, to inform O&M activities and strategic direction.

•	Insurance team ongoing optimization of Project policies and ability to leverage the scale of PEGI’s global insurance program.

•	IT team maintenance of Project SCADA and server systems and ongoing optimization of technology, plus ability to leverage operational scale.

•	Media relations, public relations, and public policy teams providing ongoing management of Project stakeholders and information flow, and strong involvement in local and national policy lobbying efforts.

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•	AP and treasury teams providing payment support and cash management including ongoing cash-flow risk management and hedging.

•	Accounting support from technical accounting team, consolidations team, and internal audit team, plus ability to leverage PEGI’s overall audit scale in performing efficient Project audits.

•	HR support for site personnel and others providing MOMA and PAA services.

•	Corporate governance of Jointly Owned Companies including preparation of board minutes and resolutions, Entity maintenance, etc.

•	Tax returns for equity partners and tax filings for Jointly Owned Companies.

•	Bank account management and distributions.

•	Operational and financial reporting to equity partners in each Jointly Owned Company, as required per the governance documents of the relevant Jointly Owned Company and including details on Fees and Reimbursable Expenses paid or payable by the relevant PSP Project Entity during the relevant period.

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Exhibit C
JOINTLY OWNED COMPANIES

Project Name	Jointly Owned Company Name	Fixed Fee
Meikle Project	Meikle Wind Energy Limited Partnership Meikle Wind Energy Corp.	CAD$171,500
Mont Sainte-Marguerite Project	[New JV MSM Holdings LP] Pattern MSM GP Holdings Inc. Mont Sainte-Marguerite Wind Farm L.P. Mont Sainte-Marguerite Wind Farm Inc. Pattern Development MSM Management ULC	CAD$228,830
Panhandle 2 Project	[New Class B Member LLC] Panhandle Wind Holdings 2 LLC	USD$122,500

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Exhibit D
FORM OF ACCESSION AGREEMENT

To:	Pattern Energy Group Inc. (“PEGI”), [Name of PSP Entity that is party to the SSA] (“PSP”) and each of the other parties to the Sponsor Services Agreement referred to below

Reference is made to the sponsor services agreement dated June ■, 2017 between PEGI, PSP and the PSP Project Entities party thereto from time to time (the “Sponsor Services Agreement”);

AND WHEREAS the undersigned (the “PSP Project Entity”) has acquired an interest in [Name of Jointly Owned Company] (the “Jointly Owned Company”) and wishes to become a party to the Sponsor Services Agreement as a PSP Project Entity with respect to the Jointly Owned Company;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, the undersigned, intending to be legally bound by this Accession Agreement, covenants and agrees as follows:

1.	The PSP Project Entity acknowledges and agrees, subject to the terms of the Sponsor Services Agreement, that it shall be bound by, and entitled to the benefits of, the provisions of the Sponsor Services Agreement applicable to PSP with respect to the Jointly Owned Company to the same extent as if the PSP Project Entity was an original party thereto.

2.	The PSP Project Entity assumes all of the obligations and liabilities of PSP relating to the Jointly Owned Company under the Sponsor Services Agreement, including any obligations and liabilities that arose prior to the date of this Accession Agreement, and shall be entitled to all of the rights and benefits of PSP relating to the Jointly Owned Company under the Sponsor Services Agreement, including any rights and benefits that arose prior to the date of this Accession Agreement.

3.	The PSP Project Entity represents and warrants to the other Parties to the Accession Agreement on the date hereof that:

a.	it is duly formed and existing under the Laws of the jurisdiction of its formation and is duly qualified to do business in each jurisdiction where the nature of its business or its operations requires such qualification;

b.	the execution, delivery and performance of this Accession Agreement is within its company, corporate or partnership, as the case may be, powers, have been duly authorized by all necessary company, corporate or partnership, as the case may be, action and does not require any approval or consent of any Person that has not been obtained and does not

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contravene, conflict with or constitute a default under any of the terms or conditions in its governing documents, any contracts to which it is a party or any Law, judgment, injunction, decree, rule, regulation, order or the like binding upon such Party or its property;

c.	each of this Accession Agreement and the Sponsor Services Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms; subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws effecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

d.	it is not bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt; and

e.	no legal proceeding is pending or threatened against it or, to its knowledge, any of its Affiliates that could materially adversely affect its ability to perform its obligations under this Accession Agreement or the Sponsor Services Agreement.

4.	Capitalized terms used but not otherwise defined in this Accession Agreement shall have the respective meanings given to them in the Sponsor Services Agreement.

5.	This Accession Agreement, the legal relations among the Parties hereunder and the adjudication and the enforcement thereof, shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of Laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

DATED this ___ day of __________, __________.

[NAME OF PSP PROJECT ENTITY]

By:
Name:
Title:

Name:
Title:

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